AMENDMENT TO THE
LANDEC CORPORATION 2019 STOCK INCENTIVE PLAN

THIS AMENDMENT TO THE LANDEC CORPORATION 2019 STOCK INCENTIVE PLAN (this “Amendment”), effective as of November 1, 2022, is made and adopted by Landec Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).
RECITALS
WHEREAS, the Company maintains the Landec Corporation 2019 Stock Incentive Plan (as amended from time to time, the “Plan”);
WHEREAS, pursuant to Section 14.2 of the Plan, the Plan may be amended by the Board of Directors of the Company at any time and for any reason; and
WHEREAS, the Board of Directors of the Company has approved this Amendment, subject to approval by the stockholders of the Company within twelve months of the date of such action.
NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:
1.Section 2.33 of the Plan is hereby amended and restated in its entirety to read as follows:
“2.33 [Reserved]”
2.Section 4.9 of the Plan is hereby amended and restated in its entirety to read as follows:
“4.9    Minimum Vesting Period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable date of Grant, and Awards whose grant or vesting is subject to the satisfaction of Performance Goals shall be subject to a performance period of not less than one year and subject to a vesting period of not less than one year from the applicable date of Grant. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control, (ii) a termination of Service due to death or Disability, (iii) a substitute Award granted in connection with a transaction pursuant to Section 11.1 that does not reduce the vesting period of the Award being replaced, (iv) Awards made to Non-Employee Directors who elect to receive such Awards in exchange for cash compensation to which they would otherwise be or become entitled, (v) Awards made to Non-Employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, and (vi) Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 5.1. For the avoidance of doubt, this Section 4.9 does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award agreement or otherwise.”
3.Section 5.1 of the Plan is hereby amended and restated in its entirety to read as follows:
“5.1    Basic Limitation. The aggregate number of Shares reserved for Awards under the Plan shall be equal to (i) 2,759,797 Shares, plus (ii) any Shares that are represented by awards granted under the Company’s 2009 Stock Incentive Plan and 2013 Stock Incentive Plan (each such award, a “Prior Plan Award”) that are forfeited, expire or are cancelled without delivery of Shares or which result in the forfeiture of Shares back to the

Company on or after the Effective Date, subject to adjustment pursuant to Section 10, 2,759,797 of which may be issued as ISOs. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. To the extent the Company grants any awards under the Plan between August 19, 2022 and the effective date of the plan amendment, the available share reserve under the Plan (if the Amendment is approved) will be reduced from 1,255,000 shares (i.e., the remaining available reserve as of August 19, 2022 plus 759,797 shares) by the number of shares that the Company grants under the Plan, if any, during such period.”
4.Section 5.2 of the Plan is hereby amended and restated in its entirety to read as follows:
“5.2    Additional Shares. If Awards expire, are forfeited or are terminated for any reason before being exercised or becoming vested or if the Awards are settled in cash, then the Shares underlying such Awards shall again become available for Awards under the Plan. SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Shares authorized for grant under Section 5.1: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price or purchase price of an Award or Prior Plan Award; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award; (iii) Shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Shares issued in connection with Awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction shall not reduce the number of Shares available for issuance under the Plan.”
5.The first sentence of Section 5.4(d) of the Plan is hereby amended and restated in its entirety to read as follows:
“Notwithstanding sub-sections (a), (b) and (c) above, the maximum dollar value of Awards (calculated based on grant date fair value for financial reporting purposes) granted in any Fiscal Year to any individual Non-Employee Director shall not exceed $350,000.”
6.The last sentence of Section 6.6 of the Plan is hereby amended and restated in its entirety to read as follows:
“Notwithstanding the preceding sentence or anything in the Plan to the contrary, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.”
7.The last sentence of Section 7.6 of the Plan is hereby amended and restated in its entirety to read as follows:
“Notwithstanding the preceding sentence or anything in the Plan to the contrary, no modification of a SAR shall, without the consent of the Participant, materially impair his or her rights or obligations under such SAR.”
8.Section 14.3 of the Plan is hereby amended and restated in its entirety to read as follows:
“Except as contemplated by Section 10 or 11 of the Plan, the Administrator may not, without obtaining stockholder approval, (a) amend the terms of outstanding Options or SARs to reduce the Exercise Price per Share of such Options or SARs, or (b) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an Exercise Price per Share that is less than the Exercise Price per Share of the original Options or SARs.”

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9.This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months of the date hereof.
10.Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

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    IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of Landec Corporation on September 18, 2022 and was approved by the stockholders of Landec Corporation on November 1, 2022.

Landec Corporation

By: /s/ John D. Morberg
Name: John D. Morberg
Title: Chief Financial Officer

Date: November 7, 2022

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